American Public Education Reports Third Quarter 2018 Results

CHARLES TOWN, W.Va, Nov. 6, 2018 /PRNewswire/ -- American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing (HCN) – announced financial results for the quarter ended September 30, 2018.

Selected Financial Data:

  Net income for the third quarter of 2018 increased by 26% to $5.5 million, or $0.33 per diluted share, compared to net income of $4.4 million, or $0.27 per diluted share, in the same period of 2017.

  Third quarter 2018 consolidated revenue decreased by less than 1% to $73.0 million, compared to $73.3 million in the same period of 2017.

Registrations and Enrollment:

  Net course registrations at APUS were approximately flat year-over-year in the third quarter of 2018. Net course registrations by new students decreased by approximately 3% year-over-year in the third quarter of 2018.1

  As of September 30, 2018, APUS student enrollment increased 1.4% to 82,200 students, compared to the second quarter of 2018. APUS student enrollment decreased by approximately 3%, compared to the prior year. 2

  For the three months ended September 30, 2018, total student enrollment at HCN increased by 11% year-over-year to approximately 1,980 students and new student enrollment decreased by approximately 3% year-over-year.3

Financial Results:

Total consolidated revenue for the third quarter of 2018 decreased by less than 1% to $73.0 million, compared to total revenue of $73.3 million in the third quarter of 2017. Consolidated income from operations before interest income and income taxes in the third quarter of 2018 decreased to $6.9 million, compared to consolidated income from operations before interest income and income taxes of $7.6 million in the third quarter of 2017. Net income for the third quarter of 2018 was $5.5 million, or $0.33 per diluted share, compared to net income of $4.4 million, or $0.27 per diluted share for the third quarter of 2017. The weighted average diluted shares outstanding for the third quarters of 2018 and 2017 were approximately 16.7 million and 16.4 million, respectively.

For the nine months ended September 30, 2018, total consolidated revenue was approximately $220.8 million, compared to $221.2 million in the prior year period. Consolidated income from operations before interest income and income taxes for the nine months ended September 30, 2018 was $21.1 million, compared to $22.2 million in the prior year period. Net income for the nine months ended September 30, 2018 was $16.6 million, or $1.00 per diluted share, compared to net income of $12.7 million, or $0.78 per diluted share, in the prior year period. The weighted average diluted shares outstanding for the nine months ended September 30, 2018 and 2017 were approximately 16.6 million and 16.4 million, respectively.

Adjusted net income for the nine months ended September 30, 2018 was $17.8 million, or $1.07 per diluted share. Adjusted net income for the nine months ended September 30, 2018 excludes approximately $1.7 million in pre-tax expenses associated with the voluntary reduction in force program announced on March 12, 2018 as well as the applicable tax effect of the adjustment. The workforce reduction was substantially completed on April 1, 2018. For additional information regarding adjusted net income (a non-GAAP measure), please refer to "GAAP to Adjusted Net Income Reconciliation" in the financial tables that follow.

Total cash and cash equivalents as of September 30, 2018 were approximately $197.6 million, compared to $179.2 million as of December 31, 2017. Capital expenditures were approximately $4.7 million for the nine months ended September 30, 2018, compared to $6.5 million in the prior year period. Depreciation and amortization was $13.2 million for the nine months ended September 30, 2018, compared to $14.2 million in the prior year period.

Registrations and Enrollment:

American Public University System[1]
For the three months ended September 30,	2018	2017	% Change
Net Course Registrations by New Students	11,400	11,700	-3%
Net Course Registrations	80,800	81,000	0%

American Public University System[1]
For the nine months ended September 30,	2018	2017	% Change
Net Course Registrations by New Students	30,300	31,800	-5%
Net Course Registrations	241,000	244,700	-2%

As of September 30,
APUS Student Enrollment[2]	82,200	84,700	-3%

Hondros College of Nursing[3]
For the three months ended September 30,	2018	2017	% Change
New Student Enrollment	485	500	-3%
Total Student Enrollment	1,980	1,790	11%

1APUS Net Course Registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.

2APUS StudentEnrollment represents the number of unique active students, including those who take an approved leave of absence for up to two years, who have reached the eighth day of their first course or who have completed at least one course within the last 12 months for which a grade was received.

3HCNStudent Enrollment represents the total number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Fourth Quarter 2018 Outlook:

The following statements are based on American Public Education's current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law.

American Public Education anticipates a decrease in fourth quarter 2018 consolidated revenues of between 4% and 0% year-over-year. The Company expects consolidated net income of between $0.48 and $0.53 per diluted share in the fourth quarter of 2018.

American Public Education also expects the following results from its subsidiaries in the fourth quarter of 2018:

  At APUS, the change in total net course registrations is expected to be between a 4% decrease and a 1% increase year-over-year and net course registrations by new students are expected to decrease between 5% and 0% year-over-year. 1

  At HCN, total student enrollment was approximately flat year-over-year and new student enrollment decreased by approximately 4% year-over-year for the three months ended December 31, 2018 (Fall 2018).3

Non-GAAP Financial Measure ("Adjusted Net Income"):

This press release contains the non-GAAP financial measure of adjusted net income for the nine months ended September 30, 2018, which excludes certain pre-tax expenses associated with the voluntary reduction in force program announced on March 12, 2018 as well as the applicable tax effect of the adjustment. American Public Education believes that the use of adjusted net income is useful because it allows investors to better compare results to prior year periods.

This non-GAAP measure should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of adjusted net income is that it excludes expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

American Public Education is presenting adjusted net income in connection with its GAAP results and urges investors to review the reconciliation of adjusted net income to the comparable GAAP financial measures that is included in the tables following this press release (under the caption "GAAP to Adjusted Net Income Reconciliation") and not to rely on any single financial measure to evaluate its business.

Webcast:

A live webcast of the Company's third quarter 2018 earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.apei.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education
American Public Education, Inc. (NASDAQ: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve more than 80,000 adult learners worldwide and offer more than 200 degree and certificate programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit www.apei.com.

Forward Looking Statements
Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "should," "will" and "would." These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Report on Form 10-Q for the period ended September 30, 2018, and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2018	2017
	(Unaudited)

Revenues	$72,992	$73,279
Costs and expenses:
Instructional costs and services	28,186	28,723
Selling and promotional	14,139	14,640
General and administrative	19,298	17,237
Loss on disposals of long-lived assets	196	390
Depreciation and amortization	4,289	4,690
Total costs and expenses	66,108	65,680

Income from operations before
interest income and income taxes	6,884	7,599
Interest income, net	774	17
Income before income taxes	7,658	7,616

Income tax expense	1,848	3,294
Equity investment income (loss)	(311)	44
Net income	$5,499	$4,366

Net income per common share:
Basic	$0.33	$0.27
Diluted	$0.33	$0.27

Weighted average number of
common shares:
Basic	16,424	16,249
Diluted	16,658	16,376

	Three Months Ended
Segment Information:	September 30,
	2018	2017
Revenues:
American Public Education, Inc.	$63,849	$64,885
Hondros College of Nursing	$9,143	$8,394
Income from operations before
interest income and income taxes:
American Public Education, Inc.	$6,233	$6,855
Hondros College of Nursing	$651	$744

	Nine Months Ended
	September 30,
	2018	2017
	(Unaudited)

Revenues	$220,757	$221,163
Costs and expenses:
Instructional costs and services	86,839	87,513
Selling and promotional	43,004	44,083
General and administrative	55,780	51,625
Loss on disposals of long-lived assets	882	1,558
Depreciation and amortization	13,158	14,160
Total costs and expenses	199,663	198,939

Income from operations before
interest income and income taxes	21,094	22,224
Interest income, net	1,928	43
Income before income taxes	23,022	22,267

Income tax expense	5,993	9,668
Equity investment income (loss)	(483)	105
Net income	$16,546	$12,704

Net income per common share:
Basic	$1.01	$0.78
Diluted	$1.00	$0.78

Weighted average number of
common shares:
Basic	16,397	16,226
Diluted	16,628	16,352

	Nine Months Ended
Segment Information:	September 30,
	2018	2017
Revenues:
American Public Education, Inc.	$193,209	$197,318
Hondros College of Nursing	$27,548	$23,845
Income from operations before
interest income and income taxes:
American Public Education, Inc.	$18,532	$20,445
Hondros College of Nursing	$2,562	$1,779

GAAP to Adjusted Net Income Reconciliation:
The following table sets forth the reconciliation of the Company's reported GAAP net income to the calculation of adjusted net income for the nine months ended September 30, 2018 and 2017:

(In thousands, except per share data)

	Nine Months Ended September 30,
	2018		2017
	$	Per Share	$	Per Share
	(Unaudited)

Net income:	$16,546	$1.00	$12,704	$0.78
Add adjustments:
Voluntary reduction in force expenses	1,714	0.10	—	—
Tax effect of non-GAAP adjustment	(447)	(0.03)	—	—
Adjusted net income:	$17,813	$1.07	$12,704	$0.78

Weighted average number of diluted
common shares outstanding:	16,628		16,352

CONTACT: Richard W. Sunderland, Jr., CPA, Executive Vice President and Chief Financial Officer, 304.885.5371; Christopher L. Symanoskie, IRC, Vice President, Investor Relations, 703.334.3880